Exhibit 99.1

        Brooke Corporation Adds Record Twenty-Five New Locations in June

    OVERLAND PARK, Kan., July 15 /PRNewswire-FirstCall/ -- Kyle Garst, Vice President of Brooke Corporation (Amex: BXX), announced selected June results for the Company's franchise and finance subsidiaries.

    Garst announced that the Company's franchise subsidiary, Brooke Franchise Corporation, consulted with franchisees and others in the acquisition of businesses in the states of Kansas, Arizona, Florida, Texas, Colorado, Illinois and North Carolina. Garst stated, "As a result of these acquisitions, Brooke Franchise Corporation added a total of twenty-five new franchise locations and received $1,701,500 in consulting fees from unrelated entities."

    To help observers put the June expansion into perspective, Garst noted that a total of twelve new franchise locations were added in May 2004 resulting in $1,475,600 in consulting fees from unrelated entities. Three new franchise locations were added in April 2004 resulting in associated consulting fees of $711,000 from unrelated entities.

    Garst also announced that loan portfolio balances of the Company's finance subsidiary, Brooke Credit Corporation, totaled nearly $137,500,000 on June 30, 2004, as compared to loan portfolio balances of $134,000,000 on May 31, 2004, and $123,700,000 on April 30, 2004. Portfolio balances exclude loan balances of sister companies.


    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 314 franchise locations and has originated more than $137,000,000 in loans which have mostly been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             07/15/2004
    /CONTACT: Kyle Garst of Brooke Corporation, +1-800-642-1872 ext. 121, garsk@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation; Brooke Franchise Corporation
ST:  Kansas
IN:  FIN INS
SU:  TNM